Exhibit 10.1

OPNET TECHNOLOGIES, INC.

FY 2013 ANNUAL INCENTIVE BONUS PROGRAM

Overview

The 2013 Annual Incentive Bonus Program (the “Program”) of OPNET Technologies, Inc. (the “Company”) is designed to motivate, retain and reward eligible Company executives and key employees to achieve a combination of corporate goals during the Company’s fiscal year ending March 31, 2013 (“fiscal 2013” or the “Performance Period”). The Program is administered by the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of the Company, and any decisions or interpretations made in good faith by the Committee shall be final, conclusive and binding on all Participants and interested parties.

Eligible Participants

The Committee has designated the following employees as the participants (each, a “Participant”), with each eligible to earn a bonus under the Program, subject to continued employment through the end of the Performance Period, based on his or her applicable “Participation Percentage”:

Title	Participation Percentage

Marc Cohen, Chief Executive Officer	35%

Alain Cohen, President	35%

Mel Wesley, Chief Financial Officer	10%

Key employees, other than those listed above, determined by the Committee following the end of the Performance Period in the aggregate	20%

Bonus Thresholds

Each Participant is eligible to earn a cash bonus (the “Cash Bonus”) in the event the Company achieves both of the following objectives (the “Corporate Objectives”) for fiscal 2013:

•

Total revenue as reported for the full fiscal year in the Company’s Form 10-K filed with the Securities and Exchange Commission (the “SEC”) exceeds the full-year total revenue reflected in the fiscal 2013 budget for the Company approved by the Board at its May 2, 2012 meeting, as such budget may be modified from time to time with the approval of the Board (the “Fiscal 2013 Budget”).

•

Adjusted Operating Income, meaning GAAP operating income as reported for the full fiscal year in the Company’s Form 10-K filed with the SEC, adjusted to exclude any expenses attributable to this Program, exceeds full-year operating income reflected in the Fiscal 2013 Budget (the amount of any such excess being referred to as “Excess Operating Income”).

Calculation of Bonus

If the Company achieves both Corporate Objectives, each Participant will earn, subject to continued employment through the Performance Period, a “Year End Bonus” calculated as follows:

Annual Bonus Pool = 20% of Excess Operating Income

Year End Bonus for each Participant = (Participant’s Participation Percentage multiplied by the Annual Bonus Pool)

If the Company does not achieve both Corporate Objectives, no Year End Bonuses will be earned.

Allocation of Payments Among Other Key Employees; Reallocation

The Committee shall determine which key employees of the Company will be Participants in the Program (the “Key Employees”), and their respective individual Participation Percentage, following the end of the Performance Period. In making this determination, the Committee shall take into consideration any recommendations made by Marc Cohen and Alain Cohen, employee performance reports, impact assessments and any other data or information the Committee may, in its discretion, determine to be appropriate.

Any of Marc Cohen, Alain Cohen or Mel Wesley (the “Executives”) may, by delivering a written notice to the Committee prior to the end of the Performance Period, decline any or all of his Participation Percentage. Any Participation Percentage so declined shall be added to the aggregate Participation Percentage to be allocated among the Key Employees.

In the event any Executive is no longer employed by the Company at the end of the Performance Period, the Participation Percentage originally assigned to such Executive shall be added to the aggregate Participation Percentage to be allocated among the Key Employees.

Timing of Cash Payments Under the Program

Payment of the Year End Bonuses shall occur on the first regularly scheduled payroll pay date following the date that the Company files its Form 10-K for fiscal 2013 with the SEC, but in no event later than June 15, 2013.

The Program is intended to comply with Treasury Regulation Section 1.409A-1(b)(4) and will be interpreted and administered in compliance therewith to the greatest extent possible. Year-End Bonus amounts earned but not yet paid will not accrue interest.

Withholding

The Company will withhold from any payments under the Program and from any other amounts payable to a Participant by the Company any amount required to satisfy the income and employment tax withholding obligations arising under applicable laws in respect of a Year-End Bonus.

Miscellaneous Provisions

Participation in the Program shall not alter in any way the at will nature of the Company’s employment of a Participant, and such employment may be terminated at any time for any reason, with or without cause and with or without prior notice. Nothing in this Program shall be construed to be a guarantee that any Participant will receive all or part of a Cash Bonus. Neither the Program nor the allocation of a Participation Percentage hereunder creates or conveys any equity or ownership interest in the Company or any rights commonly associated with any such interest, including, but not limited to, the right to vote on any matters put before the Company’s stockholders or the right to receive dividends. Rights to earn Cash Bonuses do not constitute “securities” of the Company. A Participant’s sole right under the Program will be as a general unsecured creditor of the Company. This Program supersedes and replaces all prior cash incentive and bonus plans of the Company for the Participants and sets forth all of the agreements and understandings between the Company and Participants with respect to the subject matter hereof. The Committee may amend or terminate this Program at any time, with or without notice, provided that no such amendment or termination may materially adversely affect a Participant without his or her written consent. The Program shall be interpreted by the Committee, in accordance with Delaware law without reference to conflicts of law principles.